Deepwater Offshore Oil and Gas Specialist Deep Down Reports 2017

Revenues and Hosts Investor Call Tomorrow March 29 at 10am ET

Houston, TX – March 28, 2018 – Deep Down, Inc. (OTCQX: DPDW) (“Deep Down” or the “Company”), a specialist in deepwater oil and gas production and distribution equipment and services, today reported financial results for the fourth quarter (Q4 ’17) and year ended December 31, 2017. Deep Down will hold a conference call tomorrow at 10:00 am ET to review its results and 2018 outlook (details below).

Deep Down at a Glance

Share Price:	$0.75	Cash & Short-term Investments*:	$5.0M
52-Week Range:	$0.67 - $1.25	Book Value*:	$21.8M
Shares Out*:	13.4M	Price / Book Value:	0.46x
Market Cap:	$10.1M	2017 Revenue*:	$19.5M

* at 12/31/17

Operating Results

Q4’17 revenues declined to $5.0 million compared to $5.9 million in Q4’ 16, primarily due to fewer customer orders in the 2017 period.

Revenues in 2017 decreased 23% to $19.5 million, compared to $25.4 million in 2016, primarily related to lower deepwater project activity reflecting weaker energy pricing beginning in 2014. Deep Down is cautiously optimistic regarding its order outlook in 2018 and beyond as a result of the strengthening in oil prices and the impact the Company is seeing on deepwater exploration and development activity with customers and customer prospects.

Gross margin increased to 44% in Q4 ’17 compared to 40% in Q4 ’16 and increased to 44% in 2017 as compared to 36% in 2016. The improvements were principally due to an increased proportion of higher-margin service work in the 2017 periods.

Principally due to lower revenues in the 2017 periods, Q4 ’17 gross profit declined 6% to $2.2 million, compared to $2.3 million in Q4 ’16, and 2017 gross profit also declined 6% to $8.5 million, compared to $9.0 million in 2016.

Selling, general and administrative expenses (SG&A) for 2017 declined to $9.1 million compared to $9.7 million in 2016, principally due to lower revenue levels as well as internal cost containment measures.

Modified EBITDA for 2017 declined to $0.7 million compared to $1.0 million in 2016, primarily due to lower revenues in 2017. Modified EBITDA is comprised of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges.

Deep Down reported a net loss of $0.1 million, or ($0.01) loss per basic share, compared to net income of $0.2 million, or $0.01 per diluted share, in 2016, with the decrease due primarily due to lower revenues.

At December 31, 2017, Deep Down had working capital of $8.2 million, including cash and short-term investments of $5.0 million and total shareholders’ equity of $21.8 million.

Executive Commentary:

Ronald E. Smith, CEO, stated, "While our revenue declined in 2017 versus 2016 as the industry continued to adjust to lower commodities pricing, our dialogues with existing and prospective customers suggest that 2018 represents the start of a recovery in deepwater development activity, sparked by higher oil prices which have averaged over $60 per barrel in the last three months.

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“Supporting this view, two key customer assignments originally scheduled to begin in the third quarter 2017 moved forward in the fourth quarter and are in the final stages today. In certain geographies, oil majors are expected to commence more offshore projects in 2018 than in the prior three years combined. We continue to see solid new customer opportunities for Deep Down in West Africa, Latin America and the Caribbean, though as can be expected in foreign jurisdictions, some of these engagements are moving forward more slowly than we had anticipated at the time of our Q3 conference call.

“Recent advances in oilfield technology have allowed our customers to extract more natural resources from older wells that were previously viewed as supply constrained. More efficient production provides incremental cash flow for our customers, which can fuel additional projects requiring Deep Down equipment and services. These industry trends combined with some customer specific developments are what provide us confidence in our outlook for 2018 and beyond.”

Deep Down CFO Charles Njuguna, commented, “Deep Down’s strong balance sheet positions us well to execute on the opportunities in our business, and we will continue to actively manage our overhead, margins and cash flow as we evaluate and proceed on all future projects. In this regard, Deep Down recently made adjustments to right-size our staffing levels to our expected order activity. Management continues to evaluate opportunities to optimize our cost structure and to pursue the sale of non-core assets in an effort to further enhance our financial liquidity.

“Deep Down also remains committed to the ongoing opportunistic repurchase of our common stock at prices below book value. However, we also need to balance this attractive use of cash with the need to maintain sufficient levels of working capital in the business. This will position us well as we pursue new contract opportunities, as well as provide the strong balance sheet required of companies that conduct business with large energy concerns. In order to position Deep Down for opportunistic common stock repurchases, on March 26th our Board authorized the repurchase of up to an additional $1 million in shares of our outstanding common stock.”

Conference Call Details:

Call Dial-in:	877-303-6187 or 678-894-3073 international – Call ID: 6597346

Webcast / Replay URL:	Deep Down Webcast

Call Replay:	855-859-2056 or 404 537-3406 international– Call ID: 6597346 Available through 4/5/18

About Deep Down, Inc. (www.deepdowninc.com)

Deep Down focuses on complex deepwater and ultra-deepwater oil and gas production distribution system technologies and support services, connecting the platform and the wellhead. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, installation buoyancy, remotely operated vehicles and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions.

Investor Relations:

Catalyst IR

Chris Eddy or Tanya Kamatu

212-924-9800

dpdw@catalyst-ir.com

Forward-Looking Statements Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

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Deep Down, Inc.

Summary Financial Data

	Year ended		Three Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
(In thousands, except per share amounts)	audited	audited	unaudited	unaudited
Revenues	$19,478	$25,384	$5,020	$5,895
Cost of sales	10,931	16,367	2,815	3,550
Gross profit	8,547	9,017	2,205	2,345
Total operating expenses	9,384	9,869	2,150	2,179
Operating income (loss)	(837)	(852)	55	166
Total other income (expense)	726	1,036	13	17
Income (loss) before income taxes	(111)	184	68	183
Income tax expense (benefit)	(5)	(20)	10	(5)
Net (loss) income	$(116)	$164	$78	$178
Net income (loss) per share, basic and diluted	$(0.01)	$0.01	$0.01	$0.01
Weighted-average shares outstanding, basic and diluted	14,233	15,520	13,436	15,478

Modified EBITDA data:
Net (loss) income	$(116)	$164
Deduct gain on sales of assets	(576)	(1,070)
(Deduct) add interest (income) expense, net	(56)	34
Add depreciation and amortization	1,348	1,532
Add income tax expense, net	5	20
Add share-based compensation	134	344
Modified (EBITDA Loss) EBITDA	$739	$1,024

Cash flow data:
Cash provided by (used in):
Operating activities	$(762)	$5,614
Investing activities	(2,029)	1,644
Financing activities - share repurchases*	(1,473)	(567)
Financing activities - other	–	1,138
Financing activities - total	(1,473)	571
Total change in cash	$(4,264)	$7,829

Balance Sheet data:
Cash and short term investment (CD)	$4,956	$9,208
Current assets	10,325	17,094
Current liabilities	2,123	5,127
Working capital	8,202	11,967
Total assets	23,970	28,429
Total liabilities	2,123	5,127
Stockholders' equity	$21,847	$23,302
Stockholders' equity per common share	$1.63	$1.57

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